SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2005

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut		06854
(Address of principal office)		(zip code)

Registrant’s telephone number, including area code

(203) 299-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into Material Definitive Agreements.

In connection with a reorganization of priceline.com Incorporated’s (“priceline.com”) European operations as part of its acquisition of Bookings B.V., priceline.com International Limited (“Priceline.com International”), a newly formed, indirectly owned English subsidiary of priceline.com, named Dr. Andrew J. Phillipps as Chief Executive Officer for Priceline.com International and gave him responsibility for all of priceline.com’s European operations (including Active Hotels Limited (“AHL”) and Bookings B.V. (“Bookings”), indirectly owned subsidiaries of priceline.com).  Dr. Phillipps also serves as Chief Executive Officer of AHL.  In connection with the reorganization, Dr. Phillipps exchanged his equity arrangements with AHL into similar equity arrangements with Priceline.com International, the material terms of which are summarized below.

(a)          Employment Agreement.

Term and Position.  The employment agreement by and between Dr. Phillipps and AHL, which was entered into in September 2004, does not have a fixed term and is terminable at will by either party upon six months written notice.  The agreement automatically terminates upon Dr. Phillipps reaching the age of 60.  The agreement with Dr. Phillipps provides for a salary of £110,000 per year (approximately $191,000), and that Dr. Phillipps will be eligible to receive a bonus payment up to £40,000 per year (approximately $69,000) as part of AHL’s annual bonus plan.

Other.  Dr. Phillipps’ employment agreement includes certain non-compete, non-solicitation and non-interference provisions.

(b)         Equity Arrangements.

In connection with the reorganization of priceline.com’s European operations, Priceline.com International entered into certain equity arrangements with the managers of AHL (including Dr. Phillipps).  Dr. Phillipps held Series B ordinary shares in AHL for which he paid fair market value at the time of the acquisition of AHL by priceline.com in September 2004 (“Purchased Securities”) and also held certain Series B ordinary shares (the “Granted Securities”) which were granted to him at the same time at nominal value on the basis that such securities would be forfeited for a payment equal to their nominal value if they did not vest.  In connection with the reorganization and as described below, Dr. Phillipps acquired securities in the form of Series B ordinary shares of Priceline.com International (with such rights attaching to the securities, as were attached to his Series B ordinary shares in AHL) in exchange for the Purchased Securities and the Granted Securities.  As provided in the Articles of Association of Priceline.com International, the holders of the exchanged Purchased Securities of Priceline.com International have the right to put their shares to priceline.com (through a wholly (indirectly) owned subsidiary) and priceline.com (through a wholly (indirectly) owned subsidiary) has the right to call the exchanged Purchased Securities, in each case, at a purchase price reflecting the fair market value of the shares at the time of exercise.  Subject to certain exceptions, one-third of the exchanged Granted Securities will vest and be subject to the put and call options in each of 2005, 2006 and 2007, respectively, during the relevant annual option exercise period.  The exchanged Granted Securities will not vest if the manager is not a “good leaver” or no longer a “group” employee at the vesting date.  “Good leaver” includes an employee terminated without cause after a change in control of priceline.com.

(i) Purchased Securities.  Dr. Phillipps exchanged 88,634 Series B ordinary shares of AHL into 88,634 Series B ordinary shares of Priceline.com International (representing approximately .93% of the issued capital of Priceline.com International).

(ii) Granted Securities.  Dr. Phillipps exchanged 4,727 Series B ordinary shares of AHL into 4,727 Series B ordinary shares of Priceline.com International (representing approximately .05% of the issued capital of Priceline.com International).

(iii) priceline.com Incorporated Stock Options.  On September 21, 2004, in connection with priceline.com’s acquisition of AHL, Dr. Phillipps was granted stock options to purchase 100,000 shares of priceline.com common stock with an exercise price of $19.50.

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)           Priceline.com International named Dr. Andrew J. Phillipps, age 36, as Chief Executive Officer for Priceline.com International and gave him responsibility for all of priceline.com’s European operations.  Dr. Phillipps is also Chief Executive Officer of Active Hotels Limited.  Dr. Phillipps is a founder of Active Hotels Limited and has been its Chief Executive Officer since 1999.  A description of Dr. Phillipps’ employment agreement is provided in Item 1.01 above and is incorporated into this Item 5.02(c) by reference.

Item 9.01               Financial Statements and Exhibits

C.	Exhibits

10.82 Employment Agreement, dated September 21, 2004, by and between Andrew J. Phillipps and Active

Hotels Limited.

10.83 Subscription Letter for Purchased Securities, dated September 21, 2004.

10.84 Subscription Letter for Granted Securities, dated September 21, 2004.

10.85 Terms and Conditions of Participation in the priceline.com International Limited Management Incentive Plan, dated July 14, 2005, by and between Andrew J. Phillipps and priceline.com International Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

	By:	/s/ Jeffery H. Boyd
Jeffery H. Boyd
President and Chief Executive Officer

Dated: July 25, 2005

Exhibit Index

Exhibit No.	Description

10.82	Employment Agreement, dated September 21, 2004, by and between Andrew J. Phillipps and Active Hotels Limited.

10.83	Subscription Agreement for Purchased Securities, dated September 21, 2004.

10.84	Subscription Agreement for Granted Securities, dated September 21, 2004.

10.85

Terms and Conditions of Participation in the priceline.com International Limited Management Incentive Plan, dated July 14, 2005, by and between Andrew J. Phillipps and priceline.com International Limited.